April 18, 2005

To: Ms. Julie Griffith
Special Counsel
SEC, Office of Mergers and Acquistions

From: Richard D. Foley

I am enrolled in the Electronic Investor Delivery service and have voted using proxyvote.com. However, unlike the paper form, I can't find any place where I can make a comment to be sent to the Board of Directors. Is there no space for this function on the electronic voting mechanisms?

I assert that Automatic Data Processing, Inc.(ADP), Proxyvote.com and Investor Delivery as agents of the New York Stock Exchange have an unavoidable legal duty to provide me with a way to comment that will be delivered to the corporation whose shares I own and vote electronically.

When a company's proxy statement informs me that there is a "Solicitation in Opposition" with challenger nominees who are legally running for election to the Board of Directors, I then have the legal right to withhold my vote for the candidates nominated by the company.  I do this with the paper voting system by drawing a line through the names of the company's nominees and writing in the names of the Challengers on the ballot that ADP sends me via my bank or broker. This can be accomplished on paper, but this legal right is denied me on the electronic voting site & system.

I assert that ADP has a legal duty to provide me with an equal means to, not only withhold my votes from the company's nominees, but also provide me with a way I can electronically cross through the company's nominees and write in the names of the challengers should I desire to vote for them. I assert the names of the challengers should not only be listed in the ADP's version of the company's proxy statement, but also on both the electronic and paper versions of the ADP's prepared voting instructions materials.  ADP already provides the names of the challengers when it prints, mails, or transmits the ADP version of the company's proxy statement electronically.  I assert, providing it in one place does not relieve ADP from a duty to provide this information and the options for voting for the challengers utilizing electronic voting mechanisms.  I assert as a shareholder, I have already paid the costs for the publication and delivery of the ADP prepared proxy statement, ADP prepared proxy card, and ADP prepared proxy voting instructions card, on both the paper and the electronic voting instruments delivered to me on behalf of my broker.  I assert that ADP, having been paid to deliver this information service is failing to provide me the means on the ADP electronic voting instruction mechanisms it has provided me on ADP paper versions, and that ADP has a duty to make both these means (paper and electronic) equal and complete to enable me to exercise the full spectrum of my share ownership rights.

Please be advised that the SEC rules and regulations do not require the company to print the names of challengers nominees and boxes for shareholders to vote for challengers on the company's proxy card.  However, I assert that while that may be true for the company and "the company's proxy card," that it is not true for ADP.  I assert that ADP has an inescapable duty to provide the complete information to the shareholders on ADP's voting "instructions" card or electronic mechanisms it provides on behalf of its clients the bankers and brokers from whom shareholders are entitled to receive all such information and communication in a compete and unedited entirety.

I assert that all the paper and electronic voting instructions delivered by ADP are not the property of ADP, or of the company. I assert all these "ADP prepared instructions" are my property as a shareholder and the only party legally entitled to utilize them.  As a stockholder, I have already paid the fees to ADP to provide me this information in a complete and usable form to empower me to exercise all of my rights of ownership as I choose to. ADP, having been paid, has no right to interfere or intrude on my rights by failing to provide complete and full delivery, and that such failure would be a misappropriation of my property.

Having provided this electronic mechanism, having provided the instructions on how to contact and raise my questions, I assert to ADP they have entered into a contract to answer me in a timely and complete manner.  I assert that if ADP fails to timely respond to empower me and all other shareholders who are similarly situated, it may find itself called to answer for damages.

Please be advised that a copy of this email will be filed with the NYSE, the SEC (including its public EDGAR system) various government agencies and officials, elected and appointed.

Richard Foley
    "for" Steve Nieman